Exhibit 99.1
SGX Pharmaceuticals Announces Exercise of
Over-Allotment Option by Underwriters
SAN DIEGO, March 6, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — SGX Pharmaceuticals, Inc. (Nasdaq: SGXP) announced today that the underwriters have exercised an over-allotment option to purchase an additional 152,904 shares of its common stock in connection with its initial public offering that priced on January 31, 2006. Including the over-allotment shares being purchased, the offering will total 4,152,904 shares at a public offering price of $6.00 per share, resulting in expected net proceeds to the company of approximately $23.2 million (after payment of the underwriting discount, but excluding estimated offering expenses).
CIBC World Markets Corp. and Piper Jaffray & Co. are acting as joint book-running managers, and JMP Securities LLC is acting as co-manager of the offering.
A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 31, 2006. This offering is being made by means of written prospectus. Copies of the final prospectus relating to the offering may be obtained by contacting CIBC World Markets Corp. by email at useprospectus@us.cibc.com or by fax at 212-667-6303 and from Piper Jaffray & Co., U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota 55402 or by fax at 612-303-1070.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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Contact:
Jason I. Spark
Investor and Media Relations
Porter Novelli Life Sciences
(858) 527-3491
jspark@pnlifesciences.com